Exhibit 99.2

Cubist Pharmaceuticals Receives Claim Construction Order in Patent Infringement Action Against Teva Parenteral Medicines, Inc.

Lexington, Mass., June 8, 2010 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced that the U.S. District Court for the District of Delaware issued a claim construction order in the litigation between Cubist and Teva. The Order is linked at the end of this news release.

Cubist filed a patent infringement lawsuit against Teva Parenteral Medicines, Inc. (TPM), Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries Ltd. The complaint alleges infringement of US Patent Nos. 6,468,967 and 6,852,689, which expire on September 24, 2019, and US Patent No. RE39,071, which expires on June 15, 2016.

About CUBICIN

CUBICIN® (daptomycin for injection) is approved in the U.S. and many other markets as therapy for Staphylococcus aureus bloodstream infections (bacteremia), including right-sided endocarditis caused by methicillin-resistant S. aureus (MRSA), and complicated skin infections caused by certain Gram-positive bacteria, including MRSA. CUBICIN is not indicated for the treatment of pneumonia. Most adverse events reported in clinical trials were mild to moderate in intensity. The most common were anemia, constipation, diarrhea, nausea, vomiting, injection site reactions, and headache. To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN. For full prescribing information, visit www.cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. Cubist also promotes MERREM® I.V. (meropenem for injection) in the U.S. under an agreement with AstraZeneca. The Cubist clinical product pipeline currently consists of a Phase 2 program, added with Cubist’s acquisition of Calixa Therapeutics Inc. in December 2009, focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea); and a Phase 1 program intended to address the unmet medical need for a treatment for serious infections caused by MDR Gram-negative pathogens. Cubist is also working on several pre-clinical programs being developed to address areas of significant medical needs. These include an anti-infective program for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are trademarks of the AstraZeneca group of companies.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com